Exhibit 4.7

NOTICE OF MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

FOR THE

ANNUAL GENERAL AND SPECIAL MEETING OF THE SHAREHOLDERS OF

THE VERY GOOD FOOD COMPANY INC.

TO BE HELD ON

JUNE 29, 2021

DATED AS OF MAY 25, 2021

The Very Good Food Company Inc.

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual general and special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Common Shares”) in the capital of The Very Good Food Company Inc. (“Very Good” or the “Company”) will be held on June 29, 2021 at 11:00 a.m. (PST) by way of a live audio webcast at https://web.lumiagm.com/217760310 to:

1.	receive Very Good’s annual audited consolidated financial statements for the fiscal year ended December 31, 2020, including the auditors’ report thereon;

2.	set the number of directors to be elected at the Meeting at five (5) and to elect the directors who will serve until the end of the next annual meeting of Shareholders;

3.	appoint the auditors, who will serve until the end of the next annual meeting of Shareholders and authorize the directors of the Company to fix their remuneration;

4.	approve the Company’s stock option plan as more particularly described in the accompanying management information circular (the “Circular”); and

5.	consider other business that may properly come before the Meeting or any adjournment or postponement thereof.

The Meeting will be hosted virtually, by way of a live audio webcast only. Shareholders will not be able to attend the Meeting in person. Shareholders and duly appointed proxyholders can attend the Meeting only by going to https://web.lumiagm.com/217760310.

Registered Shareholders and duly appointed proxyholders can participate in the Meeting by clicking “I have a login” and entering a username and password before the start of the Meeting, as follows:

•	Registered Shareholders – The 15-digit control number located on the form of proxy or in the email notification you received is the username and the password is “tvgfc2021”.

•

Duly appointed proxyholders – Computershare Investor Services Inc. will provide each duly appointed proxyholder with a username after the voting deadline has passed. The password to the Meeting is “tvgfc2021”.

Voting at the Meeting will only be available for registered Shareholders and duly appointed proxyholders. Non-registered Shareholders who have not appointed themselves as proxyholders may attend the Meeting by clicking “I am a guest” and completing the online form. Please refer to the section titled “General Virtual Meeting Information” in the accompanying Circular for additional details regarding the virtual meeting.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this notice (the “Notice”). Also accompanying this Notice and the Circular is a form of proxy for registered Shareholders or a voting instruction form for non-registered Shareholders. Any adjourned meeting resulting from an adjournment of the Meeting will be held at a time and place to be specified at the Meeting. Only Shareholders of record at the close of business on May 25, 2021 will be entitled to receive notice of and to vote at the Meeting.

Your vote is important regardless of the number of Common Shares you own. Registered Shareholders who are unable to attend the Meeting via the live webcast are asked to sign, date and return the enclosed form of proxy relating to the Common Shares held by them in the envelope provided for that purpose or vote via telephone or internet (online) in accordance with the instructions set out in the proxy and in the Circular. If you are a non–registered Shareholder and receive these materials through your broker or through another intermediary, please complete and return the voting instruction form in accordance with the instructions provided to you by your broker or intermediary. Failure to do so may result in your Common Shares not being voted at the Meeting.

To be effective, the proxy must be duly completed and signed and then deposited with either the Company or the Company’s registrar and transfer agent, Computershare Investor Services Inc. Attention: Proxy Department, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, or voted via telephone or internet (online) as specified in the proxy form, no later than 11:00 a.m. (PST) on Friday, June 25, 2021. Late proxies may be accepted or rejected by the Chair of the Meeting in his discretion, and the Chair is under no obligation to accept or reject any late proxy.

By order of the Board of Directors,

/s/ Mitchell Scott
Mitchell Scott
Chair & Chief Executive Officer
Vancouver, British Columbia

May 25, 2021

TABLE OF CONTENTS

GENERAL INFORMATION	1
BUSINESS OF THE MEETING	7
ELECTION OF DIRECTORS	7
Description of Proposed Director Nominees	8
Cease Trade Orders	10
Bankruptcies	10
Securities Penalties or Sanctions	11
APPOINTMENT OF AUDITORS	11
APPROVAL OF STOCK OPTION PLAN	11
DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION	14
Overview	15
Director and Named Executive Officer Compensation, excluding Compensation Securities	16
Options and Other Compensation Securities	17
Exercise of Compensation Securities by Directors and NEOs	19
Terms of Employment Agreements with our Named Executive Officers	19
Director Compensation	21
CORPORATE GOVERNANCE	21
Board of Directors	21
Directorships	21
Orientation and Continuing Education	21
Ethical Business Conduct	21
Nomination of Directors	22
Assessments	22
Committees of our Board	22
AUDIT COMMITTEE INFORMATION	22
Audit Committee Charter	23
Composition of Audit Committee and Independence	23
Relevant Education and Experience	23
Audit Committee Oversight	23
Pre-Approval Policies and Procedures	24
External Auditor Service Fees	24
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	25
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	25
OTHER IMPORTANT INFORMATION	25
Voting Securities	25
Principal Holders of Voting Securities	26
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	26
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	26
ADDITIONAL INFORMATION	27
Documents you can request	27
Approval	27

GENERAL INFORMATION

The information in this document is as of May 25, 2021, unless otherwise indicated.

References to “we”, “us”, “our”, “Very Good” and the “Company” refer to The Very Good Food Company Inc. and all entities controlled by it unless the context otherwise requires. References to “Shareholders”, “you” and “your” refer to holders of common shares (“Common Shares”) in the capital of the Company. Unless otherwise indicated, all references to “$” or “dollars” in this Management Information Circular (the “Circular”) refer to Canadian dollars.

This Circular is provided in connection with our annual general and special meeting of Shareholders (the “Meeting”) to be held on June 29, 2021. Your proxy is solicited by the management of the Company for the items described in the accompanying Notice of Meeting (the “Notice”).

As a registered Shareholder, you have the right to vote as set out in this Circular. Please read this Circular. It gives you information that you need to know to cast your vote. We also encourage you to read our comparative annual financial statements and related management’s discussion and analysis for the fiscal year ended December 31, 2020.

Participating in the Virtual Meeting

Attending the Virtual Meeting

As a Shareholder, it is very important that you read this Circular carefully and then vote your Common Shares. Due to the uncertain public health impact of COVID-19 and in consideration of the health and safety of our Shareholders, team members and the broader community, the Meeting will be held in a virtual meeting format only, by way of a live audio-only webcast. Shareholders will not be able to attend the Meeting in person. Shareholders and duly appointed proxyholders can attend the Meeting online by going to https://web.lumiagm.com/217760310.

Registered Shareholders and duly appointed proxyholders can participate in the Meeting by clicking “I have a login” and entering a username and password before the start of the Meeting, as follows:

•	Registered Shareholders - The 15-digit control number located on the form of proxy or in the email notification you received is the username and the password is “tvgfc2021”.

•

Duly appointed proxyholders – Computershare Investor Services Inc. (“Computershare”) will provide each duly appointed proxyholder with a username after the voting deadline has passed. The password to the meeting is “tvgfc2021”.

Voting at the Meeting will only be available for registered Shareholders and duly appointed proxyholders. Registered Shareholders and duly appointed proxyholders may ask questions at the Meeting and vote by completing a ballot online during the Meeting. Non-registered Shareholders who have not appointed themselves as proxyholders may attend the meeting by clicking “I am a guest” and completing the online form.

Voting by proxy means that you are giving the person or people named on your proxy form (each a “proxyholder”) the authority to vote your Common Shares for you at the Meeting or any adjournment or postponement thereof. A proxy form is included in this package.

If you vote by proxy, the individuals who are named on the proxy form will vote your Common Shares for you, unless you appoint someone else to be your proxyholder. You have the right to appoint a person or company of your choice who need not be a Shareholder to represent you at the Meeting other than the individuals designated in the enclosed form of proxy. If you appoint someone else, said individual must be present at the Meeting to vote your Common Shares.

To register a proxyholder, Shareholders MUST visit http://www.computershare.com/VeryGoodFood by no later than June 25, 2021 at 11:00 a.m. (PST) and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a username via email after the deadline for depositing proxies has passed.

Voting at the Virtual Meeting

A registered Shareholder or a non-registered Shareholder who has appointed themselves or a third-party proxyholder to represent them at the Meeting, will appear on a list of Shareholders prepared by Computershare, the transfer agent and registrar for the Meeting. To have their Common Shares voted at the Meeting, each registered Shareholder or proxyholder will be required to enter their control number or username provided by Computershare at http://www.computershare.com/VeryGoodFood prior to the start of the Meeting. In order to vote, non-registered Shareholders who appoint themselves as a proxyholder MUST register with Computershare at http://www.computershare.com/VeryGoodFood after submitting their voting instruction form in order to receive a username (please see “Completing the Proxy Form” below for details).

United States Non-Registered Shareholders

If you are a non-registered Shareholder holding your Common Shares with a U.S. broker or custodian, you must first obtain a valid legal proxy from your broker, bank, or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker, bank or other agent included with the Meeting materials, or contact your broker, bank, or other agent to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit a copy of your legal proxy to Computershare. Requests for registration should be directed by mail to Computershare Investor Services, Inc. at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 or by email to uslegalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 11:00 a.m. (Pacific time) on June 25, 2021. Confirmation of registration will be provided by email after Computershare receives your registration materials. U.S. non-registered Shareholders can then attend the Meeting by going to https://www.computershare.com/VeryGoodFood prior to the start of the Meeting and following the instructions provided by Computershare to register your appointment. It is the responsibility of the non-registered Shareholder and their duly appointed proxyholders to ensure they followed the correct procedure with their financial intermediary to be appointed to vote and have followed the instructions to register their appointment prior to 11:00 a.m. (Pacific time) on June 25, 2021.

General Virtual Meeting Information

In order to participate in the virtual Meeting, Shareholders must have a valid 15-digit control number and proxyholders must have received an email from Computershare containing a username.

If you are using a 15-digit control number to login to the online Meeting and you accept the terms and conditions, you will be revoking any and all previously submitted proxies. However, in such a case, you will be provided the opportunity to vote by ballot on the matters put forth at the Meeting. If you DO NOT wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case you can only enter the Meeting as a guest.

Non-registered Shareholders who do not have a 15-digit control number or username will only be able to attend as a guest, which allows them to listen to the Meeting but not vote or submit questions.

If you are eligible to vote at the Meeting, it is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure internet connectivity for the duration of the Meeting. You should allow ample time to login to the Meeting online and complete the check-in procedures.

How to vote – Registered Shareholders

You are a registered Shareholder if your name appears on your share certificate or on the register maintained by Computershare If you are a registered Shareholder, you will receive a proxy form. You can vote at the Meeting by following the instructions outlined above under the “Participating in the Virtual Meeting” section or by using the proxy accompanying this Circular.

Voting by proxy

Registered Shareholders have three options to vote by proxy:

•	On the Internet

Go to www.investorvote.com and follow the instructions on screen. You will need the 15-digit control number listed on your proxy. You do not need to return your proxy form if you vote on the internet.

At any time, Computershare may cease to provide internet voting, in which case registered Shareholders can elect to vote by mail, phone or fax, as described below.

•	By Phone

Call toll-free 1-866-732-8683 and follow the instructions. You will need the 15-digit control number listed on your proxy. You do not need to return your proxy form if you vote by phone.

•	By Mail

Complete, sign and date the accompanying proxy form and return it in the envelope we have provided. Please see “Completing the Proxy Form” on the enclosed form for more information.

•	By fax

Complete, sign and date the accompanying proxy form and send it by fax to 416-263-9524 or 1-866-249-7775. Please see “Completing the Proxy Form” for more information.

If you vote by proxy, the individuals who are named on the proxy form will vote your Common Shares for you, unless you appoint someone else to be your proxyholder. You have the right to appoint a person or company of your choice who need not be a Shareholder to represent you at the Meeting other than the individuals designated in the enclosed form of proxy. If you appoint someone else, said individual must be present virtually at the Meeting to vote your Common Shares. Complete, date and sign the accompanying form of proxy, and submit it in accordance with the instructions prior to the proxy cut-off time. Please see “Completing the Proxy Form” for more information.

Changing your vote

You may revoke a vote you made by proxy by:

•	voting again on the internet before 11:00 a.m. (PST) on June 25, 2021;

•

completing a proxy form that is dated later than the proxy form you are changing and mailing it to Computershare so that it is received at the address indicated before 11:00 a.m. (PST) on June 25, 2021;

•

making a request in writing to the Chair of the Meeting, at the Meeting or any adjournment or postponement thereof, before any vote in respect of which the proxy has been given or taken. The written request can be from you or your authorized attorney; or

•	logging in to the virtual Meeting and accepting the terms and conditions.

How to vote – Non-Registered (or Beneficial) Shareholders

You are a non-registered (or beneficial) Shareholder (a “Non-Registered Holder”) if your Common Shares are registered either:

(a)

in the name of an intermediary such as a bank, trust company, securities dealer, trustee or administrator of self-administered RRSPs, RRIFs, RESPs and similar plans (each an “Intermediary”) that represents the Non-Registered Holder in respect of its Common Shares; or

(b)	in the name of a depository (such as CDS Clearing and Depository Services Inc.) of which the Intermediary is a participant.

We have distributed copies of the Notice, the Circular, the form of proxy, and the supplemental mailing return list card (collectively, the “Meeting Materials”) directly to non-objecting Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive such materials. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive the Meeting Materials will receive a package from their Intermediary containing either:

(a)

a voting instruction form that must be properly completed and signed by the Non-Registered Holder and returned to the Intermediary in accordance with the instructions on the voting instruction form; or, less typically,

(b)

a form of proxy that has already been stamped or signed by the Intermediary that is restricted as to the number of Common Shares beneficially owned by the Non-Registered Holder but which otherwise has not been completed. In this case, the Non-Registered Holder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Computershare at the address set forth in the Meeting Notice.

The purpose of these procedures is to permit Non-Registered Holders to direct the voting of Common Shares that they beneficially own. The Company does not intend to pay for Intermediaries to forward the Meeting Materials to objecting beneficial owners.

A Non-Registered Holder may revoke a voting instruction form or proxy which has been given to an Intermediary by written notice to the Intermediary or by submitting a voting instruction form or proxy bearing a later date in accordance with the applicable instructions. In order to ensure that an Intermediary acts upon a revocation of a proxy or voting instruction form, the written notice should be received by the Intermediary well in advance of the Meeting.

Completing the proxy form

You can choose to vote “For”, “Against” or “Withhold”, depending on the items listed on the proxy form.

When you sign the proxy form, you authorize the directors and officers of the Company who are named in the proxy form to vote your Common Shares for you at the Meeting according to your instructions, unless you have appointed someone else to act as your proxy. If you return your proxy form and do not tell us how you want to vote your Common Shares, your vote will be counted:

•	FOR setting the number of directors to be elected at the Meeting at five (5);

•	FOR electing the nominee directors who are listed in the Circular;

•	FOR appointing KPMG LLP (“KPMG”) as auditors of the Company; and

•	FOR approval of the stock option plan of the Company (the “Option Plan”).

If you are appointing someone else to vote your Common Shares for you at the Meeting, write the name of the person voting for you in the space provided. If you do not specify how you want your Common Shares voted, your proxyholder will vote your Common Shares as the individual sees fit on each item and on any other matter that may properly come before the Meeting.

If you are a Shareholder who wishes to appoint a third party proxyholder, you must also register your proxyholder as an additional step once you have submitted your proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a username to participate in the Meeting. To register a proxyholder, Shareholders must visit http://www.computershare.com/VeryGoodFood by June 25, 2021 at 11:00 a.m. (PST) and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a username via email. Without a username, proxyholders will not be able to vote at the Meeting.

If you are an individual Shareholder, you or your authorized attorney must sign the form. If you are a corporation or other legal entity, an authorized officer or attorney must sign the form.

If you have questions on how to complete your proxy form, please contact Computershare at 1-416-263-9200.

Additional Voting Information

You have one vote for each Common Share you hold on May 25, 2021. As at the close of business on May 25, 2021, 97,610,248 Common Shares were entitled to be voted at the Meeting.

Setting the number of directors to be elected at the Meeting at five (5), the election of directors, the appointment of auditors, and the approval of the Option Plan will each be determined by a majority of votes cast at the Meeting by proxy or in person.

Computershare will count and tabulate the votes for us.

For general Shareholder enquiries, you can contact the transfer agent:

•	by mail at:

Computershare Investor Services Inc.

8th Floor, 100 University Avenue

Toronto, ON M5J 2Y1

•	by telephone: within Canada and the United States toll-free at 1-800-564-6253, and from all other countries 1-416-263-9200; or

•	by fax: 416-263-9524 or 1-866-249-7775.

Record Date, Quorum and Votes Necessary to Pass Resolutions

Each Shareholder of record at the close of business on May 25, 2021 (the “Record Date”), is entitled to vote at the Meeting the Common Shares registered in his, her, or its name on that date. The quorum for any meeting of Shareholders is two persons who are, or who represent by proxy, Shareholders who, in the aggregate, hold at least 5% of the outstanding Common Shares entitled to be voted at the Meeting.

At the Meeting, Shareholders will be asked to consider and, if thought advisable, to:

(i) set the number of directors of the Company to be elected at the Meeting at five (5);

(ii) pass an ordinary resolution to elect directors of the Company;

(iii) pass an ordinary resolution to appoint auditors of the Company for the ensuing year and authorize the directors to fix their remuneration;

(iv) pass an ordinary resolution to approve the Option Plan (as defined herein); and

(v) to consider other business that may properly come before the Meeting or any adjournment or postponement thereof.

Pursuant to the Business Corporations Act (British Columbia) (“BCBCA”) and our Articles (“Articles”), a simple majority of the votes cast at the Meeting (by person or proxy) is required to pass an ordinary resolution.

BUSINESS OF THE MEETING

We will address and vote on the following items at the Meeting:

•	to set the number of directors to be elected at the Meeting at five (5) and to elect the directors of the Company who will serve until the end of the next annual meeting of Shareholders;

•	to appoint the auditors of the Company who will serve until the end of the next annual meeting of Shareholders and authorize the directors of the Company to fix their remuneration;

•	to approve the Option Plan (as defined herein); and

•	such other business that may properly come before the Meeting or any adjournment or postponement thereof.

We will place before the Meeting the Company’s audited financial statements, including the auditors’ report, for the fiscal year ended December 31, 2020, but no vote thereon is required or expected. These financial statements together with the management’s discussion and analysis thereon are available under our profile on SEDAR at www.sedar.com.

We will consider any other business that may properly come before the Meeting. As of the date of this Circular, we are not aware of any changes to the items above or any other business to be considered at the Meeting. If there are changes or new items, your proxyholder can vote your Common Shares on these items as he, she, or it sees fit. If any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy to vote in respect of those matters in accordance with their judgment.

ELECTION OF DIRECTORS

Directors are elected at each annual general meeting and hold office until the next annual general meeting or until that person sooner ceases to be a director. The Shareholders will be asked to pass an ordinary resolution to set the number of directors of the Company at five (5) for the next year, subject to any increases permitted by our Articles.

Unless you provide other instructions, the enclosed proxy will be voted for the nominees listed below, all of whom are presently members of the Company’s board of directors (the “Board”). Management does not expect that any of the nominees will be unable to serve as a director. If before the Meeting any vacancies occur among the nominees listed below, the person named in the proxy will exercise his or her discretionary authority to vote the Common Shares represented by the proxy for the election of any other person or persons as directors.

Management proposes to nominate the persons named in the table below for election as director. The information concerning the proposed nominees has been furnished by each of them.

Description of Proposed Director Nominees

The following sets out certain information regarding each of our nominee directors:

Mitchell Scott

Founder, Chief Executive Officer and Director

Victoria, British Columbia, Canada

Age: 32

Director Since: 2016

Non-Independent: Mr. Scott is not independent by virtue of the fact that he is an executive officer of the Company.

Mr. Scott is a co-founder of the Company and has broad business experience with local and international companies in media development, marketing campaigns and sales. He has served as Chief Operating Officer to a private company in the winter sports industry and as a director at an international company focused on the software and games sector. Mr. Scott has experience with all levels of corporate administration, having managed both internal and external teams and campaigns.

Mr. Scott has been the Chief Executive Officer of Very Good since December 2016 and prior thereto he was the Global Director Sales & Promotion, Degica.

Committee Membership(1)

None

Securities Held:

Common Shares	Options	Warrants

13,924,533	1,425,000	Nil

James Davison

Co-Founder, Chief Research and Development Officer and Director Victoria, British Columbia, Canada

Age: 34

Director Since: 2016

Non-Independent: Mr. Davison is not independent by virtue of the fact that he is an executive officer of the Company.

Mr. Davison is a co-founder of the Company and has been a professional chef for over twelve years. During his career, he has worked in various high-end restaurants throughout England and Canada. Mr. Davison is responsible for creating all of the existing products in our portfolio and as our Chief Research and Development Officer, is central to our development of new products going forward.

Mr. Davison has been the Chief Research & Development Officer of Very Good since December 2016 and prior thereto he was a Chef in the UK and Canada.

Committee Membership(1)

None

Securities Held:

Common Shares	Options	Warrants

12,900,000(2)	1,425,000	Nil

Dela Salem Director Vancouver, British Columbia Canada Age: 34 Director Since: September 2019 Independent

Ms. Salem is a professional accountant with over ten years of accounting experience with private and public companies focusing on financial reporting, regulatory compliance, internal control and corporate finance activities. Ms. Salem’s experience includes financial reporting for Canadian and US listed companies with multiple international subsidiaries. Ms. Salem holds a Bachelor of Business Administration from Simon Fraser University and is a Chartered Professional Accountant, CPA.

Ms. Salem has been Corporate Controller at J. Proust & Associates Inc. since February 2011.

Committee Membership(1)

Audit Committee & Compensation Committee

Securities Held:

Common Shares	Options	Warrants

78,800	225,000	Nil

William (Bill) Tolany Director Austin, Texas, United States Age: 50 Director Since: December 2020 Independent

Mr. Tolany brings a wealth of experience in marketing and ecommerce strategies. He has served as CEO and Board Member at a venture-backed food startup. In his leadership roles at Amazon and Whole Foods Market, Bill launched key initiatives responsible for hundreds of millions of dollars in sales.

Mr. Tolany is currently an independent consultant and prior thereto, from May 2015 to November 2017, he was Regional Manager at Amazon.

Committee Membership(1)

Audit Committee

Securities Held:

Common Shares	Options	Warrants

Nil	150,000	Nil

Ana Silva

President and Director

North Vancouver, British Columbia, Canada

Age: 54

Director Since: April 2021

Non-Independent: Ms. Silva is not independent by virtue of the fact that she is an executive officer of the Company.

Ms. Silva was born and raised in Portugal, a culture where bringing people together over good food is foundational. Ms. Silva is a people-focused leader, excited to unlock the potential at Very Good. Prior joining Very Good as President, she was the Chief Financial Officer of Daiya Foods Inc. from November 2015 to December 2020.

Committee Membership(1)

None

Securities Held:

Common Shares	Options	Warrants

Nil	925,000	Nil

Notes:

(1) The director is currently a member of each Board committee noted.

(2) An aggregate of 6,000,000 of these Common Shares are held by Mr. Davison’s spouse.

Cease Trade Orders

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the proposed director nominees is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in such capacity), was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the company access to any exemption under securities legislation, in each case, for a period of more than 30 consecutive days.

Bankruptcies

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the proposed director nominees:

(a)

is, as at the date of this Circular, or has been within 10 years before the date of the Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within the last 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

Securities Penalties or Sanctions

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the proposed director nominees has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

APPOINTMENT OF AUDITORS

KPMG are independent registered certified auditors. At the Meeting, Shareholders will be asked to pass the ordinary resolution authorizing the appointment of KPMG as the Company’s auditors to hold office until the next annual meeting of Shareholders or until a successor is appointed, and to authorize the Board to fix the renumeration paid thereto.

At the request of the Company, on December 16, 2020, Dale Matheson Carr-Hilton Labonte LLP (“DMCL”) resigned as auditor of the Company. On December 16, 2020, the Board approved the appointment of KPMG as the auditor of the Company. There were no reportable events (as that term is defined in National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”)), In connection with the audits of the Company’s financial statements during which DMCL was the Company’s auditor. In this regard, in order to comply with NI 51-102, a copy of the Notice of Change of Auditor prepared in respect of the resignation of DMCHL and the appointment of KPMG, the response letter of DMCL and the response letter of KPMG (collectively, the “Reporting Package”) were reviewed by the Board and have been attached as Schedule “B” to this Circular. A copy of the Reporting Package has been filed with the applicable securities regulatory authorities.

If you do not specify how you want your Common Shares voted, the individuals named as proxyholders in the enclosed proxy form intend to vote FOR the appointment of KPMG as our auditors until the next annual meeting of Shareholders and the authorization of the Board to fix KPMG’s remuneration.

APPROVAL OF STOCK OPTION PLAN

Our Board adopted a stock option plan (the “Option Plan”) in December 2019 whereby the Company may issue options to purchase Common Shares (“Options”). The maximum number of Common Shares that may be reserved for issuance under outstanding Options is 10% of the then outstanding Common Shares. The Option Plan was amended effective March 17, 2021 in order to comply with the rules of the TSX Venture Exchange (the “TSXV”) in connection with Very Good’s graduation to the TSXV. Pursuant to TSXV Policy 4.4, Incentive Stock Options (the “TSXV Policy”) of the TSXV Corporate Finance Manual, the Company is permitted to maintain a rolling stock option plan reserving a percentage of the issued and outstanding Common Shares for issuance pursuant to Options. In accordance with the TSXV Policy, rolling option stock plans must receive Shareholder approval yearly at an annual meeting. The Company is not proposing any changes to the existing Option Plan and Shareholder approval is being sought at the Meeting only to comply with the TSXV Policy. As of the date of this Circular, there are 8,253,472 Options outstanding under the Option Plan.

Under the Option Plan, Options will be exercisable over periods of up to 10 years as determined by the Board and are required to have an exercise price no less than the closing market price of the Common Shares on the trading day immediately preceding the day on which the Company announces the grant of Options (or, if the grant is not announced, the date specified in an option agreement as the date on which the Option is granted), less the applicable discount, if any, permitted by the policies of the TSXV and approved by the Board. If an Option is granted during a blackout period (as such term is defined in the Option Plan), the exercise price will not be less than the volume-weighted average trading price of the Common Shares on the TSXV for the five trading days immediately preceding the grant.

Pursuant to the Option Plan, the Board may from time to time authorize the issue of Options to directors, senior officers, employees and consultants of the Company and its subsidiaries or employees of companies providing management or consulting services to the Company or its subsidiaries. In addition, the number of Common Shares which may be reserved for issuance to any one individual may not exceed (without the requisite disinterested Shareholder approval) 5% of the issued Common Shares on a yearly basis or 2% if the optionee is engaged in investor relations activities or is a consultant. The Option Plan permits the Board to specify a vesting schedule in its discretion, subject to the TSXV’s minimum vesting requirements, if any.

The Option Plan contains adjustment provisions with respect to outstanding Options in cases of Common Share consolidations, dividends, take-over bids, change of control transactions or applications for listing on a stock exchange other than the TSXV.

The Option Plan provides that on the death of an Option holder, all vested Options will expire 12 months after the date of death or such shorter period as is remaining in the term of the Options. All unvested Options expire as of the date of the Option holder’s death.

Where an optionee is terminated for cause, any outstanding Options (whether vested or unvested) are cancelled as of the date of termination. If an optionee retires or voluntarily resigns or is otherwise terminated by the Company other than for cause, the optionee has the right to exercise any outstanding vested Options within a period of 90 days after the termination date, or such shorter period as is remaining in the term of the Options or may be set out in the optionee’s written agreement, following which time any unexercised vested Options shall expire and terminate immediately, and no amount shall be payable to the optionee.

The Board has the power to make the following types of amendments to the Option Plan or any Options issued thereunder without seeking Shareholder approval:

•

amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in the Option Plan or to correct or supplement any provision of the Option Plan that is inconsistent with any other provision of Option Plan, including amendments to fix typographical errors;

•	amendments to clarify existing provisions of the Option Plan that do not have the effect of altering the scope, nature and intent of such provisions;

•	amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules of the TSXV);

•

amendments necessary for options to qualify for favourable or intended treatment under applicable tax laws, including, without limitation, to comply with or satisfy an exemption from Code Section 409A;

•	amendments to the vesting provisions of Option Plan or any Option;

•	amendments to the termination or early termination provisions of Option Plan or any Option provided such amendment does not entail an extension beyond the original expiry date of an Option; and

•	amendments necessary to suspend or terminate Option Plan.

Shareholder approval (in accordance with the rules of the TSXV) will be required for the following types of amendments:

•

any amendment to increase the maximum number of Common Shares issuable under the Option Plan, other than pursuant to appropriate adjustments to reflect and take into account any unusual or non-recurring transaction that affects the Common Shares, including a reorganization, stock split, consolidation, combination or other similar corporate transaction or event;

•	any amendment to reduce the exercise price of an Option issued to an Insider (as such term is defined in the Option Plan), in which case, disinterested security holder approval must be obtained;

•	any amendment to the method for determining the exercise price of an Option;

•	any amendment to expand the categories of Eligible Persons (as such term is defined in the Option Plan) to whom options may be granted under the Option Plan;

•	any amendment to revise the limitation under the Option Plan on the number of Options that may be granted to any one person or any category of persons (including insiders);

•	any amendment to change the maximum term of Options or extend the term of an option beyond the original expiry date, except as provided in the Option Plan;

•	any amendment to permit awards, other than Options, to be granted under the Option Plan;

•	any amendment to the amendment provisions of the Option Plan;

•	any amendment which would allow for the transfer or assignment of an Option under the Option Plan, other than for normal estate settlement purposes; and

•	amendments required to be approved by Shareholders under applicable law (including the rules of the TSXV).

The foregoing is a summary of the material terms of the Option Plan. This summary is subject to, and qualified in its entirety by, reference to the full text of the Option Plan which may be viewed under our profile on SEDAR at www.sedar.com.

At the Meeting, the Shareholders will be asked to approve the following by ordinary resolution:

“BE IT RESOLVED, as an ordinary resolution that:

(1)	The Option Plan, is hereby approved; and

(2)

Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to do all things and execute and deliver all such agreements, documents and instruments necessary or desirable in connection with the foregoing resolution.”

The Option Plan must be approved by a majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting. The Board recommends that Shareholders vote FOR approval of the Option Plan. The persons named in the accompanying form of proxy intend to vote FOR approval of the Option Plan, unless otherwise instructed on a properly executed and validly deposited proxy.

DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

In this section, “Named Executive Officer” or “NEO” means each of the following individuals:

(a)	the Company’s chief executive officer, including an individual performing functions similar to a chief executive officer (the “CEO”);

(b)	the Company’s chief financial officer, including an individual performing functions similar to a chief financial officer (the “CFO”);

(c)

the most highly compensated executive officer of the Company, other than the CEO and CFO, at the end of the most recently completed fiscal year whose total compensation was more than $150,000, as determined in accordance with subsection 1.3(5) of Form 51-102F6V Statement of Executive Compensation – Venture Issuers; and

(d)

each individual who would be a Named Executive Officer under paragraph (c) but for the fact that the individual was not an executive officer of the Company and was not acting in a similar capacity, at the end of that fiscal year.

For the fiscal year ended December 31, 2020, Very Good’s Named Executive Officers are:

•	Mitchell Scott, our Co-Founder, Chief Executive Officer and Chair;

•	James Davison, our Co-Founder, Chief Research and Development Officer and director;

•	Kamini Hitkari, our Chief Financial Officer and Corporate Secretary; and

•	Drew Bonnell, our former Chief Financial Officer, former Corporate Secretary and former director.

Drew Bonnell resigned as Chief Financial Officer on September 21, 2020 and was replaced by Kamini Hitkari on the same date. Subsequently, Mr. Bonnell resigned as Corporate Secretary and director of the Company effective December 4, 2020 and Ms. Hitkari assumed the position the position of Corporate Secretary on December 4, 2020.

Overview

We operate in an emerging industry and rapidly evolving market. To succeed in this environment and to achieve our business and financial objectives, we need to attract, retain and motivate a highly talented team of executive officers.

The general objectives of our compensation program are:

•

provide market-competitive compensation opportunities in order to attract and retain talented, high-performing and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•	motivate our executive officers to achieve our business and financial objectives; and

•	align the interests of our executive officers with the long-term interest of our Shareholders by tying a meaningful portion of compensation directly to the long-term value and growth of our business.

The compensation of our executive officers includes three major elements: (i) base salary to provide day-to-day compensation; (ii) cash bonuses; and (ii) long-term equity incentives to motivate our executive officers to achieve our business and financial objectives, and also align their interests with the long-term interests of our Shareholders. Perquisites and personal benefits are not a significant element of compensation of our executive officers.

Our Compensation Committee oversees our compensation policies, processes and practices and has the responsibility of administering the compensation policies related to the directors and executive management of the Company, including option-based awards. For the fiscal year ended December 31, 2020, we did not establish any formal objectives, specific performance criteria or goals to which total compensation or any significant element of total compensation to be paid to any Named Executive Officer was dependent. For fiscal 2021, our Compensation Committee has established specific corporate objectives to measure performance against.

We will continue to evaluate our compensation philosophy and compensation program as circumstances require and review compensation on an annual basis. As part of this review process, we expect to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to us if we were required to find a replacement for a key employee.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries are determined annually and may be increased based on the executive officer’s success in meeting or exceeding individual objectives, as well as to maintain market competitiveness. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities.

Short-Term Incentives

For the fiscal year ended December 31, 2020, we did not have a formal short-term incentive plan in place and accordingly annual cash bonuses, including for the NEOs, were determined and approved by the Compensation Committee and the Board taking into account a range of factors including the following: Company financial performance, significant operational achievements including the completion of the initial public offering and, securing of new production facilities, as well as successful management through the pandemic. For the NEOs, the notional target was 60% of base salary for the CEO, CFO and Chief Research & Development Officer, in accordance with the terms of their employment agreements.

For fiscal 2021, we have formalized our short-term incentive bonus plan pursuant to which cash bonus payments up to a certain percentage of an employee’s (including NEOs) salary may be paid, with the setting of concrete targets or KPIs, developed by management in conjunction with the Compensation Committee. Under this framework, 50% of the applicable bonus of a NEO or employee is subject to overall Company performance, and 50% of the applicable bonus is subject to functional performance based on KPIs achieved. The bonus is then further differentiated based on personal performance.

Long-Term Equity Incentives

We currently award long-term equity incentives in the form of Options under our Option Plan. The Option Plan is used to grant Options to directors, officers (including NEOs), employees and consultants of Very Good, as additional compensation and as an opportunity to participate in the success of the Company. The granting of such Options is intended to align the interests of such persons with that of our Shareholders.

In determining the number of Options to be granted to directors or executive officers, including the Named Executive Officers, the Board takes into account, among other things:

•	the number of Options, if any, currently held by or previously granted to each director or executive officer;

•	position of the executive officer;

•	overall individual performance; and

•	anticipated contribution to our future success.

Director and Named Executive Officer Compensation, excluding Compensation Securities

The following table is a summary of compensation (excluding compensation securities) paid, awarded to or earned by the Named Executive Officers and any director who is not a Named Executive Officer for the fiscal years ended December 31, 2020, and 2019.

Name and Position	Year	Salary, consulting fee, retainer or commission ($)		Bonus ($)		Committee or Meeting Fees ($)	Value of Perquisites ($)		Value of all other compensation ($)		Total compensation ($)
Mitchell Scott Co-Founder, Chief Executive Officer and Chair(1)	2020	83,539		171,000	(2)	Nil	20,000		289,600	(4)	564,139
	2019	51,594		Nil		Nil	Nil	(3)	Nil		51,594
James Davison Co-Founder, Chief Research & Development Officer and Director(1)	2020	81,000		171,000	(2)	Nil	11,228		289,600	(4)	552,828
	2019	43,433		Nil		Nil	Nil	(3)	Nil		43,433
Kamini Hitkari(5) Chief Financial Officer and Corporate Secretary	2020	51,827		70,500	(2)	Nil	Nil	(3)	Nil		122,327
Drew Bonnell(6) Former Chief Financial Officer, former Corporate Secretary and former Director	2020	167,656	(7)	Nil		Nil	Nil	(3)	Nil		167,656
	2019	84,844	(7)	Nil		Nil	Nil	(3)	Nil		84,844
Dela Salem(8) Director	2020	Nil		Nil		Nil	Nil	(3)	Nil		Nil
	2019	Nil		Nil		Nil	Nil	(3)	Nil		Nil
Sarah Hardy(9) Director	2020	Nil		Nil		Nil	Nil	(3)	Nil		Nil
	2019	Nil		Nil		Nil	Nil	(3)	Nil		Nil
William (Bill) Tolany(10) Director	2020	Nil		Nil		Nil	Nil	(3)	Nil		Nil

Notes:

(1)	Neither Mitchell Scott nor James Davison received any compensation for his role as a director.
(2)	Represents annual cash bonuses.
(3)	The value of perquisites, if any, was less than $15,000.
(4)

For the advance of an operating loan to Very Good as interim financing prior to completion of the initial public offering, each of Mitchell Scott and James Davison received a one-time cash payment of $289,600, one-half of which was paid in the fiscal year ended December 31, 2020 and the other half which was paid in January 2021.

(5)	Kamini Hitkari commenced as the Chief Financial Officer of our Company on September 23, 2020 and was appointed Corporate Secretary on December 4, 2020.
(6)

Drew Bonnell did not receive any compensation for his role as director and resigned as Chief Financial Officer of Very Good on September 23, 2020 and as Corporate Secretary and director effective December 4, 2020.

(7)

Represents consulting fees earned pursuant to the terms of his consulting agreement with Very Good, a portion of which was paid through the issuance of units of the Company, at a deemed price of $0.15 per unit.

(8)	Dela Salem was appointed as a director of Very Good on September 4, 2019.
(9)	Sarah Hardy was appointed as a director of Very Good on August 23, 2019. Sarah Hardy is not standing for re-election.
(10)	William (Bill) Tolany was appointed as a director of our Very Good on December 5, 2020.

Options and Other Compensation Securities

The following table is a summary of all compensation securities paid, awarded to or earned by the Named Executive Officers and any director who is not a Named Executive Officer for the fiscal year ended December 31, 2020.

Compensation Securities
Name and Position	Type of Compensation Security	Number of compensation securities, number of underlying securities and percentage of class(1)(2)(3)	Date of Issue or Grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)		Closing price of security or underlying security at year end ($)	Expiry Date
Mitchell Scott, Chief Executive Officer and Chair	Options	450,000 Options (450,000 underlying Common Shares) 0.46%	January 1, 2020	0.25	N/A	(4)	6.21	January 1, 2025
Kamini Hitkari Chief Financial Officer	Options	250,000 (250,000 underlying Common Shares) 0.26%(5)	September 21, 2020	1.68	1.60		6.21	September 21, 2025
James Davison, Chief Research & Development Officer and director	Options	450,000 Options (450,000 underlying Common Shares) 0.46%	January 1, 2020	0.25	N/A	(4)	6.21	January 1, 2025
Drew Bonnell, Former Chief Financial Officer, former Corporate Secretary and former director	Options	1,450,000 Options (1,450,000 underlying Common Shares) 1.49%	January 1, 2020	0.25	N/A	(4)	6.21	January 1, 2025
William (Bill) Tolany Director	Options	150,000 (150,000 underlying Common Shares) 0.15%	December 5, 2020	8.86	8.86		6.21	December 5, 2025
Dela Salem, Director	Options	112,500 Options (112,500 underlying Common Shares) 0.11%	January 1, 2020	0.25	N/A	(4)	6.21	January 1, 2025
Sarah Hardy, Director	Options	112,500 Options (112,500 underlying Common Shares) 0.11%	January 1, 2020	0.25	N/A	(4)	6.21	January 1, 2025

Notes:

(1)

Other than the Options granted to William Tolany, all options granted to NEOs and directors in the fiscal year ended December 31, 2020 have fully vested as at the date of the Circular. Mr. Tolany’s options vest in equal tranches of 37,500 options on each of March 5, 2021, June 5, 2021, September 5, 2021 and December 5, 2021.

(2)	Percentages are based on 97,610,248 Common Shares issued and outstanding as of the date of this Circular.
(3)

Subsequent to December 31, 2020, the Company granted an additional 2,950,000 Options to its directors and officers as long-term incentive compensation under the Option Plan. These Options are exercisable at a price of $7.03, have a term of five years and vest in equal quarterly tranches over a period of 24 months with the first vesting to occur on July 29, 2021. In addition, Very Good’s President, who joined the Company on January 4, 2021, was granted 500,000 options in accordance with the terms of her employment agreement, which Options are exercisable at a price of $6.21 until March 4, 2026 and have fully vested as at the date of this Circular.

(4)	As of the date of grant of these Options, Very Good was not listed on any stock exchange.
(5)

Subsequent to December 31, 2020, Kamini Hitkari, in accordance with the terms of her employment agreement, was granted an additional 250,000 Options with an exercise price of $6.21 until March 4, 2026. These Options have fully vested as at the date of this Circular.

Exercise of Compensation Securities by Directors and NEOs

During the fiscal year ended December 31, 2020, the following Options were exercised by Very Good’s directors and Named Executive Officers.

Exercise of Compensation Securities by Directors and NEOs
Name and Position	Type of Compensation Security	Number of underlying securities exercised	Exercise price per security ($)	Date of exercise	Closing price per security on date of exercise ($)	Difference between exercise price and closing price on date of exercise ($)	Total value on exercise date ($)
Dela Salem, Director	Options	262,500	0.25	June 30, 2020	1.05	0.80	210,000
Sarah Hardy, Director	Options	262,500	0.25	June 23, 2020	1.31	1.06	278,250
Drew Bonnell, Former Chief Financial Officer, former Corporate Secretary and former director	Options	1,675,000	0.25	December 7, 2020	9.07	8.82	14,773,500

Terms of Employment Agreements with our Named Executive Officers

Mitchell Scott – Chief Executive Officer

We have entered into an employment agreement dated September 9, 2020, as amended November 21, 2020, with Mitchell Scott, which replaced his prior employment agreement dated August 15, 2019 (the “CEO Employment Agreement”). Pursuant to the CEO Employment Agreement, Mitchell Scott is paid an annual base salary of $285,000, is eligible to earn an annual bonus in a target amount equal to 60% of his base salary and is eligible for grants of awards under Very Good’s equity-based long-term incentive plans in effect from time to time. Mr. Scott is also entitled to 24 days of vacation.

The terms of the CEO Employment Agreement provide for termination without cause benefits for Mr. Scott equal to 1.5 times his then base salary plus the payment of bonus remuneration earned up to the date of termination. In the event of a change of control and Mr. Scott’s contemporaneous or subsequent termination, or if Mr. Scott does not continue to be employed by Very Good under similar conditions and at a level of responsibility and compensation at least commensurate with the existing level of responsibility and compensation immediately prior to the change of control, Mr. Scott will be entitled to the same severance compensation that would be payable had his employment been terminated without cause. In addition, in the event of a termination as a result of a change of control or otherwise, all unexercised and unvested incentive stock options previously granted to Mr. Scott will be accelerated and become vested.

James Davison – Chief Research and Development Officer

We have entered into an employment agreement dated September 9, 2020, as amended November 21, 2020, with James Davison, which replaced his prior employment agreement dated August 15, 2019 (the “CRDO Employment Agreement”). Pursuant to the CRDO Employment Agreement, Mr. Davison is paid an annual base salary of $285,000, is eligible to earn an annual bonus in a target amount equal to 60% of his base salary and is eligible for grants of awards under Very Good’s equity-based long-term incentive plans in effect from time to time. Mr. Davison also receives an annual vehicle benefit in the amount of $12,000 and is entitled to 24 days of vacation.

The terms of the CRDO Employment Agreement provide for termination without cause benefits for Mr. Davison equal to 1.5 times his then base salary plus the payment of bonus remuneration earned up to the date of termination. In the event of a change of control and Mr. Davison’s contemporaneous or subsequent termination, or if Mr. Davison does not continue to be employed by Very Good under similar conditions and at a level of responsibility and compensation at least commensurate with the existing level of responsibility and compensation immediately prior to the change of control, Mr. Davison will be entitled to the same severance compensation that would be payable had his employment been terminated without cause. In addition, in the event of a termination as a result of a change of control or otherwise, all unexercised and unvested incentive stock options previously granted to Mr. Davison will be accelerated and become vested.

Kamini Hitkari – Chief Financial Officer & Corporate Secretary

We have entered into an employment agreement dated August 24, 2020, as amended on November 21, 2020, with Kamini Hitkari, our Chief Financial Officer (the “CFO Employment Agreement”). Pursuant to the CFO Employment Agreement, Ms. Hitkari is paid an annual base salary of $235,000, is eligible to earn an annual bonus in a target amount equal to 60% of her base salary and is eligible for grants of awards under Very Good’s equity-based long-term incentive plans in effect from time to time. Under the terms of the CFO Employment Agreement, Ms. Hitkari received a grant of 500,000 options to acquire an aggregate of 500,000 Common Shares of which 250,000 Options were granted during the fiscal year ended December 31, 2020 and 250,000 Options were granted in January 2021. Ms. Hitkari also receives a monthly car allowance of $700 and is entitled to five weeks of vacation.

The terms of the CFO Employment Agreement provide for termination without cause benefits for Ms. Hitkari equal to 12 months of her then base salary plus one additional month of base salary for each completed year of service to Very Good in addition to the immediate vesting of unvested Options or other equity-based compensation awards and a lump sum payment for the reasonable pre-estimate of any cash bonus payable to Ms. Hitkari for the applicable fiscal year. In the event of a change of control, Ms. Hitkari may treat such event as a termination of her employment entitling her to receive the same severance compensation that would be payable had her employment been terminated without cause, plus an additional lump-sum severance payment in the amount of six months of her then base salary.

Drew Bonnell – Former Chief Financial Officer & Former Corporate Secretary

On July 15, 2019, we entered into a consulting agreement with Drew Bonnell (the “Bonnell Agreement”) with Mr. Bonnell, Very Good’s former Chief Financial Officer. Under the terms of the Bonnell Agreement, Mr. Bonnell received a consulting fee of $10,000 on the 1st day of each month, of which one-half was paid through the issuance of units of Very Good, at a deemed price of $0.15 per unit, until closing of the initial public offering on June 17, 2020. Each such unit issued consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitled Mr. Bonnell to purchase an additional Common Share at a price of $0.30 for a period of 12 months from the date of issuance. Subsequent to the initial public offering, Mr. Bonnell received the full amount of the monthly consulting fee in cash. The Bonnell Agreement terminated upon Mr. Bonnell’s departure from Very Good.

Director Compensation

Very Good’s director compensation program was implemented in late fiscal 2020 and is designed to attract and retain strong talent to serve on the Board, taking into account the risks and responsibilities of being an effective director. Pursuant to the program, independent directors receive cash retainer fees for board meetings which are paid on a quarterly basis and annual option grants under the Option Plan.

CORPORATE GOVERNANCE

Board of Directors

Our Board currently consists of six directors, three of whom, Dela Salem, Sarah Hardy and William (Bill) Tolany, are independent based upon the tests for independence set forth in National Instrument 52-110 – Audit Committees (“NI 52-110”). Ana Silva is not independent as she is our President; Mitchell Scott is not independent as he is our Chief Executive Officer, and James Davison is not independent as he is our Chief Research and Development Officer. Following the Meeting at which one of our independent directors, Sarah Hardy, is not standing for re-election, our Board will consist of five directors with Dela Salem and Bill Tolany as the independent directors.

Directorships

None of the directors of the Company currently serve as directors of other reporting issuers.

Orientation and Continuing Education

Each new director of our Company is briefed about the nature of the Company’s business, its corporate strategy and current issues within the Company. New directors will be encouraged to review our public disclosure records as filed under our SEDAR profile at www.sedar.com. Directors are also provided with access to management to better understand the operations of the Company, and to the Company’s legal counsel to discuss their legal obligations as directors of the Company.

Ethical Business Conduct

Our Board has adopted a Code of Conduct (the “Code”) that is posted under the Company’s SEDAR profile at www.sedar.com. The Code applies to all of our directors, officers, employees and consultants. The objective of the Code is to provide guidelines for maintaining our integrity, reputation, honesty, objectivity and impartiality. The Code addresses conflicts of interest, protection of our assets, confidentiality, fair dealing with our Shareholders, competitors and employees, insider trading, compliance with laws and reporting any illegal or unethical behavior.

The Board is also required to comply with the conflict of interest provisions of the BCBCA and relevant securities regulation in order to ensure that directors exercise independent judgment in considering transactions and agreements in respect of which a director or officer has a material interest. Any interested director is required to declare the nature and extent of his interest and is not entitled to vote on any matter that is the subject of the conflict of interest.

Nomination of Directors

We do not have a stand-alone nomination committee. Our management is responsible for, among other things, identifying and recommending qualified candidates for appointment, election and re-election to the Board and its committees. In recommending candidates to the Board, management considers, among other factors and in the context of the needs of the Board, potential conflicts of interest, professional experience, personal character, diversity, outside commitments and particular areas of expertise. The Company conducts due diligence, reference checks and background checks, as required, on any suitable candidate. New nominees must have a track record in general business management, special expertise in an area of strategic interest to us, the ability to devote the time required, integrity of character and a willingness to serve.

Assessments

Neither the Company nor the Board has developed a formal review system to assess the performance of the directors or the Board as a whole. The contributions of individual directors are monitored by other members of the Board on an informal basis through observation.

Committees of our Board

Our Board has established two committees: the Audit Committee and the Compensation Committee.

Audit Committee

Detailed information about our Audit Committee can be found under the heading “Audit Committee Information” in this Circular.

Compensation Committee

The Compensation Committee is charged with reviewing, overseeing and evaluating our compensation policies. The current members of our Compensation Committee are Sarah Hardy and Dela Salem, both of whom are independent. Our Board has adopted a written charter setting forth the purpose, composition, authority and responsibility of our Compensation Committee. Our Compensation Committee’s purpose is to assist our Board in: (i) the appointment, performance, evaluation and compensation of our senior executives; (ii) the recruitment, development and retention of our senior executives; (iii) the establishment of policies and procedures designed to identify and mitigate risks associated with the Company’s compensation policies and practices; (iv) developing compensation structure for our senior executives including salaries, annual and long-term incentive plans including plans involving equity issuances and other equity-based awards; (v) establishing policies and procedures designed to identify and mitigate risks associated with our compensation policies and practices; and (vi) assessing the compensation of our directors; (vii) developing benefit retirement and savings plans.

AUDIT COMMITTEE INFORMATION

The primary function of the audit committee of the Board (the “Audit Committee’’) is to assist the Board in fulfilling its financial oversight responsibilities by monitoring: (i) the quality and integrity of our financial statements and other financial information; (ii) the compliance of such statements and information with legal and regulatory requirements; (iii) the qualifications, independence and performance of our independent external auditors; and (iv) the performance of our internal accounting procedures. In meeting these responsibilities, the Audit Committee monitors the financial reporting process and internal control system; reviews and appraises the work of external auditors and provides an avenue of communication between the external auditors, senior management and the Board. The Audit Committee is also mandated to review and approve all material related party transactions.

Audit Committee Charter

Our Board has adopted a written charter, attached at Schedule “A”, setting forth the purpose, composition, authority and responsibility of our Audit Committee (the “Audit Committee Charter’’), consistent with National Instrument 52-110 – Audit Committees (“NI 52-110’’).

Composition of Audit Committee and Independence

Our Audit Committee consists of three directors, all of whom are independent directors and financially literate within the meaning of NI 52-110. Our Audit Committee is comprised of Dela Salem (independent), chair of the Audit Committee, William (Bill) Tolany (independent), and Sarah Hardy (independent).

Relevant Education and Experience

Each of our current Audit Committee members has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

Dela Salem – Dela is a professional accountant with over eight years of accounting experience with private and public companies focusing on financial reporting, regulatory compliance, internal control and corporate finance activities. Dela’s experience includes financial reporting for Canadian and US listed companies with multiple international subsidiaries. Dela holds a Bachelor of Business Administration from Simon Fraser University and is a Chartered Professional Accountant, CPA.

William (Bill) P. Tolany – Bill has held senior roles in the marketing and ecommerce divisions of Whole Foods Market and Amazon. Bills hold an MBA from the University of Texas at Austin and a Bachelor of Science from the University of Notre Dame.

Sarah Hardy – Sarah holds an MBA from the Richard Ivey School of Business at the University of Western Ontario and a Bachelor of Commerce from the Sauder School of Business at the University of British Columbia.

Audit Committee Oversight

The Audit Committee has not made any recommendations to the Board to nominate or compensate any auditor other than DMCL and KPMG.

Exemption

As a venture issuer, Very Good is relying upon on the exemption in section 6.1 of NI 52-110 from the requirements of Parts 3 (Composition of the Audit Committee) and 5 (Reporting Obligations).

Since the commencement of the Company’s most recently completed fiscal year, we have not relied on:

(a)	the exemption in section 2.4 (De Minimis Non-audit Services) of NI 52-110;

(b)	the exemption in subsection 6.1.1(4) (Circumstance Affecting the Business or Operations of the Venture Issuer) of NI 52-110;

(c)	the exemption in subsection 6.1.1(5) (Events Outside Control of Member) of NI 52-110;

(d)	the exemption in subsection 6.1.1(6) (Death, Incapacity or Resignation) of NI 52-110; or

(e)	an exemption from NI 52-110, in whole or in part, granted under Part 8 (Exemptions).

Pre-Approval Policies and Procedures

Other than as set forth in the Audit Committee Charter, the Audit Committee has not adopted any specific policies and procedures for the engagement of non-audit services.

External Auditor Service Fees

For the period from incorporation to December 31, 2019 and for the fiscal year ended December 31, 2020, we incurred the following fees by our former external auditors, DMCL and our current external auditors, KPMG:

Fiscal year ended	Audit fees(1)	Audit related fees(2)	Tax fees(3)	All other fees(4)
December 31, 2020	$127,700	$6,000	$16,050	Nil
From incorporation to December 31, 2019	$40,488	$50,000	Nil	$368

Notes:

(1)

“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of Very Good’s consolidated financial statements and fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements.

(2)

“Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents and reviews of securities filings.

(3)

“Tax Fees” This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All Other Fees” include all other non-audit services.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of the fiscal year ended December 31, 2020 regarding the number of Common Shares to be issued pursuant to the Option Plan. For a summary of the Option Plan, see “Stock Option Plan Approval”.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding Options, warrants and rights	Weighted-average exercise price of outstanding Options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by Shareholders	3,852,639	$1.39	5,811,404	(1)
Equity compensation plans not approved by Shareholders	Nil	Nil	Nil

Total	3,852,639	$1.39	5,811,404

Notes:

(1)

The maximum number of Common Shares reserved for issuance under the Option Plan is 10% of the number of Common Shares outstanding from time to time, which represents 9,760,185 Common Shares as of the date of this Circular. As a result, should the Company issue additional Common Shares in the future, the number of Common Shares issuable under the Option Plan will increase accordingly.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As at the date of this Circular, no executive officer, director, employee or former executive officer, director or employee of the Company or any of its subsidiaries is indebted to the Company, or any of its subsidiaries, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company, or any of its subsidiaries.

OTHER IMPORTANT INFORMATION

Voting Securities

Our authorized share capital consists of an unlimited number of Common Shares without par value. Holders of Common Shares are entitled to one vote per Common Share on all matters upon which holders of Common Shares are entitled to vote.

As at the date of this Circular, there are 97,610,248 Common Shares issued and outstanding.

This summary is qualified by reference to, and is subject to, the detailed provisions of our Articles available under the Company’s profile on SEDAR at www.sedar.com.

Principal Holders of Voting Securities

The following table sets forth information regarding the beneficial ownership of securities as of the date of this Circular by each person or entity known to beneficially own, or control or direct, 10% or more of the outstanding Common Shares (the “Principal Shareholders”). Other than as set forth below, to our knowledge, no other person or entity beneficially owns, or controls or directs, 10% or more of the outstanding Common Shares as of the date of this Circular.

Name and Place of Residence	Number of Common Shares Owned Directly or Indirectly		Percentage of Common Shares Held(1)
Mitchell Scott Victoria, British Columbia, Canada Chief Executive Officer and Director	13,924,533	(2)	14.3%
James Davison Salt Spring Island, British Columbia, Canada Chief Research & Development Officer and Director	12,640,000	(3)	12.9%

Notes:

(1)	Based on 97,610,248 Common Shares issued and outstanding as of the date of this Circular.
(2)

Mitchell Scott also holds 1,425,000 Options entitling him to purchase 900,000 Common Shares at an exercise price of $0.25 until December 31, 2024 (450,000 Options) and January 1, 2025 (450,000 Options) and 525,000 Options at an exercise of $7.03 until January 31, 2026.

(3)

James Davison directly holds an aggregate of 6,640,000 Common Shares and his spouse owns 6,000,000 Common Shares. James Davison also holds 1,425,000 Options entitling him to purchase 900,000 Common Shares at an exercise price of $0.25 until December 31, 2024 (450,000 Options) and January 1, 2025 (450,000 Options) and 525,000 Options at an exercise of $7.03 until January 31, 2026.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

To the knowledge of the directors and executive officers of Very Good, no director or executive officer of the Company, any proposed nominee for election as director of the Company, or any associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than the election of directors.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person of the Company, proposed director, or any associate or affiliate of any informed person or proposed director has any material interest, direct or indirect, in any transaction since the commencement of our most recently completed fiscal year or in any proposed transaction that has materially affected or is reasonably expected to materially affect us or any of our subsidiaries.

ADDITIONAL INFORMATION

Documents you can request

You can ask us for a copy of the following documents at no charge:

•	our most recent annual report, which includes our comparative financial statements for the most recently completed fiscal year together with the accompanying auditors’ report;

•	any interim financial statements that were filed after the financial statements for our most recently completed fiscal year; and

•	our management’s discussion and analysis related to the above financial statements.

Please email invest@verygoodbutchers.com.

These documents are also available on SEDAR at www.sedar.com.

Information contained on, or that can be accessed through, our website does not constitute a part of this Circular and is not incorporated by reference herein.

Financial information is provided in our comparative annual financial statements and related management’s discussion and analysis for the year ended December 31, 2020.

Approval

Our Board has approved the contents of this Circular and the sending thereof to our Shareholders, directors and auditor.

DATED this 25th day of May, 2021.

By order of the Board,

/s/ Mitchell Scott
Mitchell Scott
Chief Executive Officer and Chair
Vancouver, British Columbia

SCHEDULE “A”

THE VERY GOOD FOOD COMPANY INC.

AUDIT COMMITTEE CHARTER

I.	MANDATE

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of The Very Good Food Company Inc. (the “Company”) shall assist the Board in fulfilling its financial oversight responsibilities. The Committee’s primary duties and responsibilities under this mandate are to serve as an independent and objective party to monitor:

1.	The quality and integrity of the Company’s financial statements and other financial information;

2.	The compliance of such statements and information with legal and regulatory requirements;

3.	The qualifications and independence of the Company’s independent external auditor (the “Auditor”); and

4.	The performance of the Company’s internal accounting procedures and Auditor.

II.	STRUCTURE AND OPERATIONS

A.	Composition

The Committee shall be comprised of three members, a majority of which shall be independent.

B.	Qualifications

Each member of the Committee must be a member of the Board.

A majority of the members of the Committee shall not be officers or employees of the Company or of an affiliate of the Company.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

C.	Appointment and Removal

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by a majority vote of the Board.

D.	Chair

Unless the Board shall select a Chair, the members of the Committee shall designate a Chair by the majority vote of all of the members of the Committee. The Chair shall call, set the agendas for and chair all meetings of the Committee.

E.	Sub-Committees

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that a decision of such subcommittee to grant a pre-approval shall be presented to the full Committee at its next scheduled meeting.

F.	Meetings

The Committee shall meet at least once in each fiscal year, or more frequently as circumstances dictate. The Auditor shall be given reasonable notice of, and be entitled to attend and speak at, each meeting of the Committee concerning the Company’s annual financial statements and, if the Committee feels it is necessary or appropriate, at every other meeting. On request by the Auditor, the Chair shall call a meeting of the Committee to consider any matter that the Auditor believes should be brought to the attention of the Committee, the Board or the shareholders of the Company.

At each meeting, a quorum shall consist of a majority of members that are not officers or employees of the Company or of an affiliate of the Company.

As part of its goal to foster open communication, the Committee may periodically meet separately with each of management and the Auditor to discuss any matters that the Committee believes would be appropriate to discuss privately. In addition, the Committee should meet with the Auditor and management annually to review the Company’s financial statements in a manner consistent with Section III of this Charter.

The Committee may invite to its meetings any director, any manager of the Company, and any other person whom it deems appropriate to consult in order to carry out its responsibilities. The Committee may also exclude from its meetings any person it deems appropriate to exclude in order to carry out its responsibilities.

I.	DUTIES

A.	Introduction

The following functions shall be the common recurring duties of the Committee in carrying out its purposes outlined in Section I of this Charter. These duties should serve as a guide with the understanding that the Committee may fulfill additional duties and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern which the Committee in its sole discretion deems appropriate for study or investigation by the Committee.

The Committee shall be given full access to the Company’s internal accounting staff, managers, other staff and Auditor as necessary to carry out these duties. While acting within the scope of its stated purpose, the Committee shall have all the authority of, but shall remain subject to, the Board.

B. Powers and Responsibilities

The Committee will have the following responsibilities and, in order to perform and discharge these responsibilities, will be vested with the powers and authorities set forth below, namely, the Committee shall:

Independence	of Auditor

1)

Review and discuss with the Auditor any disclosed relationships or services that may impact the objectivity and independence of the Auditor and, if necessary, obtain a formal written statement from the Auditor setting forth all relationships between the Auditor and the Company, consistent with Independence Standards Board Standard 1.

2)	Take, or recommend that the Board take, appropriate action to oversee the independence of the Auditor.

3)	Require the Auditor to report directly to the Committee.

4)	Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the Auditor and former independent external auditor of the Company.

Performance	& Completion by Auditor of its Work

5)

Be directly responsible for the oversight of the work by the Auditor (including resolution of disagreements between management and the Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

6)	Review annually the performance of the Auditor and recommend the appointment by the Board of a new, or re-election by the Company’s shareholders of the existing, Auditor.

7)	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the Auditor unless such non-audit services:

(a)

which are not pre-approved, are reasonably expected not to constitute, in the aggregate, more than 5% of the total amount of revenues paid by the Company to the Auditor during the fiscal year in which the non-audit services are provided;

(b)	were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)

are promptly brought to the attention of the Committee by Management and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Internal Financial Controls & Operations of the Company

8)	Establish procedures for:

(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Preparation of Financial Statements

9)

Discuss with management and the Auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

10)

Discuss with management and the Auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

11)	Discuss with management and the Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

12)

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

13)	Discuss with the Auditor the matters required to be discussed relating to the conduct of any audit, in particular:

(i)	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the Auditor or management.

(ii)

Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Public Disclosure by the Company

1)

Review the Company’s annual and quarterly financial statements, management discussion and analysis (MD&A), annual information form, and management information circular before the Board approves and the Company publicly discloses this information.

2)

Review the Company’s financial reporting procedures and internal controls to be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from its financial statements, other than disclosure described in the previous paragraph, and periodically assessing the adequacy of those procedures.

3)

Review any disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process of the Company’s financial statements about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Manner of Carrying Out its Mandate

4)

Consult, to the extent it deems necessary or appropriate, with the Auditor but without the presence of management, about the quality of the Company’s accounting principles, internal controls and the completeness and accuracy of the Company’s financial statements.

5)	Request any officer or employee of the Company or the Company’s outside counsel or Auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

6)	Meet, to the extent it deems necessary or appropriate, with management and the Auditor in separate executive sessions at least quarterly.

7)	Have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other consultants to advise the Committee advisors.

8)	Make regular reports to the Board.

9)	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

10)	Annually review the Committee’s own performance.

11)	Provide an open avenue of communication among the Auditor the Board.

12)

Not delegate these responsibilities other than to one or more independent members of the Committee the authority to pre-approve, which the Committee must ratify at its next meeting, non-audit services to be provided by the Auditor.

C.	Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Auditor.

SCHEDULE “B”

CHANGE OF AUDITORS REPORTING PACKAGE

THE VERY GOOD FOOD COMPANY INC.

#409-221 West Esplanade

North Vancouver, BC V7M 3J3

Canada

verygoodbutchers.com

December 16, 2020

Notice to:

Alberta Securities Commission

British Columbia Securities Commission

Ontario Securities Commission

Canadian Securities Exchange

DMCL, Chartered Professional Accountants

KPMG LLP, Chartered Professional Accountants

NOTICE OF CHANGE OF AUDITOR

The Very Good Food Company (the “Company”) hereby gives notice pursuant to the Section 4.11 of National Instrument 51-102, advising that the Board of Directors of the Company has requested and accepted the resignation of DMCL LLP, Chartered Professional Accountants, of British Columbia (the “Former Auditors”) as of December 16, 2020, and that KPMG LLP, Chartered Professional Accountants, of British Columbia (the “Successor Auditors”) has agreed to act as the Company’s auditor effective December 16, 2020.

The Company reports that there were no reservations in the auditor’s report of the Former Auditor on any of the Company’s financial statements in the period from January 1, 2019 to December 31, 2019, during which period the Former Auditor was the Company’s auditor.

In the opinion of the Company, prior to the resignation of the Former Auditor, there were no “reportable events”. A “reportable event” is an occurrence in the relationship between the Company and the Former Auditor which may have been a contributing factor in the resignation of the Former Auditor. (A “reportable event” is fully defined in section 4.11 of National Instrument 51-102 of the Canadian Securities Administrators).

The resignation of the Former Auditor and the recommendation to appoint the Successor Auditor, as well as the contents of this notice and the enclosed response letter from the Former Auditor and the Successor Auditor have been approved by the Company’s board of directors.

The Very Good Food Company
/s/ Kamini Hitkari

Kamini Hitkari
Chief Financial Officer

KPMG LLP	Telephone	(604) 691-3000
Chartered Professional Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Alberta Securities Commission

British Columbia Securities Commission

Ontario Securities Commission

December 16, 2020

Dear Sirs/Mesdames

Re: Notice of Change of Auditor of The Very Good Food Company Inc.

We have read the Notice of Change of Auditor (the “Notice”) of The Very Good Food Company Inc. (the “Company”) dated December 16, 2020 and are in agreement with the statements contained in such Notice except that we have no basis to agree or disagree with the Company’s statement that there have been no reportable events involving the Company and DMCL LLP, Chartered Professional Accountants.

Yours very truly

/s/ KPMG LLP
Chartered Professional Accountants

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

1500 - 1140 W. Pender Street Vancouver, BC V6E 4G1 TEL 804.687.4747 | FAX 604.689.2778

December 16, 2020

British Columbia Securities Commission	Canadian Securities Exchange
P.O. Box 10142, Pacific Centre	9th Floor, 220 Bay Street
9TH Floor – 701 West Georgia Street	Toronto, ON M5H 2W4
Vancouver, B.C. V7Y 1L2

Alberta Securities Commission	Ontario Securities Commission
Suite 600, 250 – 5th Street S.W.	20 Queen Street West, 22nd Floor
Calgary, Alberta T2P 0R4	Toronto, ON M5H 3S8

Dear Sirs:

Re: The Very Good Food Company (the “Company”)

Notice Pursuant to National Instrument 51-102 - Change of Auditor

As required by the National Instrument 51-102 and in connection with our resignation as auditor of the Company, we have reviewed the information contained in the Company’s Notice of Change of Auditor, dated December 16, 2020 and agree with the information contained therein, based upon our knowledge of the information relating to the said notice and of the Company at this time.

Yours very truly,

/s/ DMCL
DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS